EXHIBIT 99.1

Havertys Reports Operating Results for Third Quarter 2022

Atlanta, Georgia, November 1, 2022 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the third quarter ended September 30, 2022.

Third quarter 2022 versus third quarter 2021:

•	Diluted earnings per common share (“EPS”) of $1.46 versus $1.31.
•	Consolidated sales increased 5.4% to $274.5 million. Comparable store sales increased 6.3%.
•	Gross profit margin of 57.1% versus 56.8%.

Clarence H. Smith, chairman and CEO, said, “Our strong earnings were the result of increased sales and gross margin improvement. We made progress in delivering customer backorders as we received a near record number of containers from vendors. We had a strong Labor Day as customers returned to more traditional shopping patterns with softer traffic outside these peak periods. Written business compared to last year's record pace was down 7.2% but up 15.8% compared to the pre-pandemic third quarter of 2019. Our sales associates and design consultants are providing excellent service to each customer and this quarter's average ticket was up 8.2% over last year.

"The last quarter of 2022 will be challenging as consumers face continued inflation, rising interest rates, market volatility, and geopolitical concerns. We are well positioned to service our growing customer base, and will continue to use our financial strength to invest in growth initiatives to drive the business in 2023 and beyond."

NEWS RELEASE – November 1, 2022 Page 2

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$274.5	$260.4	$766.7	$746.9
Gross Profit	156.7	148.0	444.3	424.5
Gross profit as a % of sales	57.1%	56.8%	58.0%	56.8%

SGA
Variable	50.2	43.7	140.5	126.4
Fixed	74.3	72.4	217.3	211.9
Total	124.5	116.1	357.8	338.3
SGA as a % of sales
Variable	18.3%	16.8%	18.3%	16.9%
Fixed	27.1%	27.8%	28.3%	28.4%
Total	45.4%	44.6%	46.6%	45.3%

Pre-tax income	32.6	31.9	87.0	86.4
Pre-tax income as a % of sales	11.9%	12.3%	11.3%	11.6%
Net income	24.6	24.2	65.6	66.5
Net income as a % of sales	8.9%	9.3%	8.6%	8.9%

Diluted earnings per share (“EPS”)	$1.46	$1.31	$3.83	$3.55

Other Financial and Operations Data

	Nine Months Ended September 30,
	2022	2021
EBITDA (in millions)(1)	$99.0	$98.4
Sales per square foot	$236	$229
Average ticket	$3,213	$2,970

Liquidity Measures

	Nine Months Ended September 30,			Nine Months Ended September 30,
Free Cash Flow	2022	2021	Cash Returns to Shareholders	2022	2021
Operating cash flow	$38.2	$89.0	Share repurchases	$30.0	$19.5
			Dividends	13.4	13.0
Capital expenditures	(22.1)	(28.1)	Cash returns to shareholders	$43.4	$32.5
Free cash flow	$16.1	$60.9

Cash at period end	$144.0	$232.4

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – November 1, 2022 Page 3

Third Quarter ended September 30, 2022 Compared to Same Period of 2021
•	Total sales up 5.4%, comp-store sales up 6.3% for the quarter. Total written sales were down 7.2% and written comp-store sales declined 6.9% for the quarter.
•	Gross profit margins increased 30 basis points to 57.1% in 2022 from 56.8% in 2021 due to pricing discipline and merchandise mix.
•	SG&A expenses were 45.4% of sales versus 44.6% and increased $8.4 million. The primary drivers of this change are:
◦	increase of $4.9 million in selling expenses due to increased compensation and benefits costs and third-party credit costs.
◦	increase in advertising and marketing costs of $1.1 million.
◦	increase in administrative costs of $1.5 million primarily resulting from increased compensation costs.
◦	increase in warehouse and delivery costs of $2.2 million due to increased fuel and compensation costs partially offset by $1.8 million lower demurrage fees resulting in a net increase of $0.4 million.

Balance Sheet and Cash Flow
•	Cash and cash equivalents at September 30, 2022 are $144.0 million.
•
Generated $38.2 million in cash from operating activities primarily from solid earnings performance, offset by funding of a $25.3 million increase in inventories and a $7.3 million increase in other operating assets and liabilities.

•	Purchased approximately 1.1 million shares of common stock for $30.0 million and paid $13.4 million in quarterly cash dividends during the nine months ended September 30, 2022.
•	The Company has no funded debt.

Expectations and Other
•
We expect gross profit margins for 2022 will be between 57.7% to 58.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2022 are expected to be in the $290.0 to $293.0 million range, a reduction in our previous guidance related to general and administrative costs. Variable SG&A expenses for the full year of 2022 are anticipated to be in the 18.2% to 18.4% range in 2022.

•	Our effective tax rate for 2022 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•
Planned capital expenditures are approximately $30.0 million in 2022. We expect retail square footage will be relatively flat as we plan to open three stores and close two. As part of our enhanced online presence, we are making investments in information technology. This current capital expenditures estimate reflects a deferral of the conversion of our home delivery center in Virginia to a regional distribution facility due to availability and pricing of building materials.

NEWS RELEASE – November 1, 2022 Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data - unaudited)	2022	2021	2022	2021

Net sales	$274,495	$260,378	$766,658	$746,858
Cost of goods sold	117,775	112,375	322,368	322,320
Gross profit	156,720	148,003	444,290	424,538

Expenses:
Selling, general and administrative	124,534	116,156	357,816	338,315
Other expense (income), net	58	2	176	(40)
Total expenses	124,592	116,158	357,992	338,275

Income before interest and income taxes	32,128	31,845	86,298	86,263
Interest income, net	481	58	699	173

Income before income taxes	32,609	31,903	86,997	86,436
Income tax expense	8,058	7,670	21,377	19,939
Net income	$24,551	$24,233	$65,620	$66,497

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $14 and $41 in 2022 and $16 and $48 in 2021	$41	$50	$122	$148

Comprehensive income	$24,592	$24,283	$65,742	$66,645

Basic earnings per share:
Common Stock	$1.51	$1.35	$3.96	$3.67
Class A Common Stock	$1.43	$1.28	$3.75	$3.45

Diluted earnings per share:
Common Stock	$1.46	$1.31	$3.83	$3.55
Class A Common Stock	$1.40	$1.25	$3.66	$3.38

Cash dividends per share:
Common Stock	$0.28	$0.25	$0.81	$0.72
Class A Common Stock	$0.26	$0.23	$0.75	$0.65

NEWS RELEASE – November 1, 2022 Page 5
HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2022	December 31, 2021	September 30, 2021
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$137,226	$166,146	$225,674
Restricted cash and cash equivalents	6,753	6,716	6,716
Inventories	137,315	112,031	118,961
Prepaid expenses	11,992	12,418	13,729
Other current assets	16,801	11,746	13,441
Total current assets	310,087	309,057	378,521
Property and equipment, net	135,300	126,099	124,795
Right-of-use lease assets	217,848	222,356	229,975
Deferred income taxes	17,834	16,375	18,120
Other assets	11,877	12,403	12,349
Total assets	$692,946	$686,290	$763,760
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,932	$31,235	$34,663
Customer deposits	79,746	98,897	120,149
Accrued liabilities	53,366	46,664	56,880
Current lease liabilities	34,702	33,581	34,108
Total current liabilities	192,746	210,377	245,800
Noncurrent lease liabilities	196,799	196,771	203,935
Other liabilities	19,792	23,172	22,484
Total liabilities	409,337	430,320	472,219

Stockholders’ equity	283,609	255,970	291,541
Total liabilities and stockholders’ equity	$692,946	$686,290	$763,760

NEWS RELEASE – November 1, 2022 Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands - unaudited)	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$65,620	$66,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,744	12,099
Share-based compensation expense	6,032	6,456
Other	(450)	(1,558)
Changes in operating assets and liabilities:
Inventories	(25,284)	(29,053)
Customer deposits	(19,151)	33,966
Other assets and liabilities	(7,318)	(6,088)
Accounts payable and accrued liabilities	6,007	6,679
Net cash provided by operating activities	38,200	88,998

Cash Flows from Investing Activities:
Capital expenditures	(22,109)	(28,060)
Proceeds from sale of land, property and equipment	66	78
Net cash used in investing activities	(22,043)	(27,982)

Cash Flows from Financing Activities:
Dividends paid	(13,366)	(13,010)
Common stock repurchased	(29,998)	(19,493)
Other	(1,676)	(2,894)
Net cash used in financing activities	(45,040)	(35,397)

(Decrease) increase in cash, cash equivalents and restricted cash equivalents during the period	(28,883)	25,619
Cash, cash equivalents and restricted cash equivalents at beginning of period	172,862	206,771
Cash, cash equivalents and restricted cash equivalents at end of period	$143,979	$232,390

NEWS RELEASE – November 1, 2022 Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Nine Months Ended September 30,
(in thousands)	2022	2021
Income before income taxes, as reported	$86,997	$86,436
Interest income, net	(699)	(173)
Depreciation	12,744	12,099
EBITDA	$99,042	$98,362

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on November 2, 2022 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – November 1, 2022 Page 8

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2022, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the COVID-19 pandemic; disruptions in our suppliers' operations; potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2021 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys